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                                                                     Exhibit 5.1

               [Letterhead of American International Group, Inc.]

                                                                December 4, 2002

American International Group, Inc.
70 Pine Street
New York, New York  10270

Ladies and Gentlemen:

            In connection with the registration under the Securities Act of 1933 (the "Act") of $500,000,000 aggregate amount of deferred compensation obligations (the "Obligations") of American International Group, Inc., a Delaware corporation (the "Company"), I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

            Upon the basis of such examination, I advise you that, in my opinion, when the Registration Statement has become effective under the Act, the American International Group, Inc. Executive Deferred Compensation Plan and the American International Group, Inc. Supplemental Incentive Savings Plan, each substantially in the form filed as an exhibit to the Registration Statement (the "Plans"), are duly authorized and approved by the Company, the terms of the Obligations are duly established in conformity with the Plans so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Obligations are issued in accordance with the Plans as contemplated by the Registration Statement, the Obligations will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

            I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.
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American International Group, Inc.
December 4, 2002
Page 2

            I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Interest of Named Experts and Counsel" in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                                       Very truly yours,


                                                       /s/ Kathleen E. Shannon


                                                       Kathleen E. Shannon, Esq.
                                                       Vice President and
                                                       Deputy General Counsel